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Exhibit 2.1

EXECUTION COPY

 SHARE PURCHASE AGREEMENT

BY AND BETWEEN

O-I EUROPE SAS

OWENS-ILLINOIS, INC.

AND

GLASSPACK PARTICIPATIONS, S.A.

MR. SANTIAGO RAMIREZ

MR. JOSE MIRANDA

MR. JEAN-JACQUES LONJARET

MR. JEAN-MARC ARRAMBOURG

MR. JEAN-YVES SCHAPIRO

MR. BERTRAND SCHAPIRO

MR. FRANCOIS SCHAPIRO

GLASSPACK PARTENAIRES S.á.r.l

March 16, 2004

Willkie Farr & Gallagher LLP
21-23, rue de la Ville l'Eveque
75008 Paris

SHARE PURCHASE AGREEMENT

  This share purchase agreement ("Agreement") is made as of this 16th day of March 2004, between:

  O-I Europe SAS, a company organized under the laws of France, having a share capital of thirty-seven thousand Euros (€37,000), the registered office of which is located at 3, rue du Colonel Moll, 75017 Paris, France, hereinafter referred to as "Buyer", on the first part, and:

  Glasspack Participations, S.A., a company organized and existing under the laws of Luxembourg, having its registered office at 13, rue Beaumont, L-1219 Luxembourg (hereinafter referred to as "Glasspack Participations");

  Mr. Santiago RAMIREZ, an individual residing at Bolivia 17 - 29016, Madrid, Spain;

  Mr. José MIRANDA, an individual residing at Calle Nuria 32 - 28034, Madrid, Spain;

  Mr. Jean-Jacques LONJARET, an individual residing at 20, avenue du General Leclerc - 69300 Caluire, France;

  Mr. Jean-Marc ARRAMBOURG, an individual residing at 1, chemin des Genets - 69130 Ecully, France;

  Mr. Jean-Yves SCHAPIRO, an individual residing at 31, rue Edouard Nortier - 92200 Neuilly-sur-Seine, France;

  Mr. Bertrand SCHAPIRO, an individual residing at 31, rue Edouard Nortier - 92200 Neuilly-sur-Seine, France;

  Mr. Francois SCHAPIRO, an individual residing at 31, rue Edouard Nortier - 92200 Neuilly-sur-Seine, France;

  and

  Glasspack Partenaires S.á.r.l, a company organized under the laws of Luxembourg, having a share capital of twenty-five thousand Euros (€25,000), the registered office of which is located at 23, avenue Monterey L-2086 Luxembourg (hereinafter referred to as "Glasspack Partenaires"), hereinafter collectively referred to as "Sellers", on the second part, it being specified that Sellers shall act severally but not jointly (conjointement mais non solidairement), except for Mr. Jean-Yves Schapiro, Mr. Bertrand Schapiro and Mr. Francois Schapiro ("Schapiro Sellers") who shall act jointly and severally among themselves, for the purpose hereof, and:

  Owens-Illinois, Inc., a corporation organized and existing under the laws of the State of Delaware, United States of America, with its principal place of business at One SeaGate, Toledo, Ohio 43666, U.S.A.

  hereinafter referred to as "Guarantor".

  Buyer, Guarantor or any of the Sellers are individually hereinafter referred to as a "Party" and collectively as the "Parties".

RECITALS

        WHEREAS, BSN Glasspack is a société anonyme organized and existing under the laws of France, having its registered office at 64, boulevard du 11 Novembre 1918, 69100 Villeurbanne, France, registered with the Registre du Commerce et des Sociétés of Lyon under number 339 030 702 (hereinafter referred to as the "Company");

        WHEREAS, the Company has a share capital of seventy-five million six hundred and sixty thousand Euros (€75,660,000) divided into 4,728,750 shares of €16 par value each, representing 100% of the share capital and of the voting rights on a fully-diluted basis (the "Shares"), allocated between Sellers as shown in Schedule A. Between the date hereof and the Closing Date (as defined below), Glasspack Partenaires will acquire from the other Sellers (except Glasspack Participations) a certain number of Shares not exceeding 100,000 Shares, to be determined at least five business days prior to the Closing Date (the "Preliminary Seller Transfers") ;

        WHEREAS, the Company holds direct and indirect interests in such companies listed in Schedule B (the "Subsidiaries" and together with the Company, the "Companies");

        WHEREAS, the Companies are involved in the business of manufacturing and distributing glass bottles and glass food jars in Europe (the "Business");

        WHEREAS, Buyer together with its advisors were given access to a data room in respect of the Companies from December 9, 2003 to February 25, 2004 and to additional documents and information relating to the Company through March 15, 2004, and has reviewed to its satisfaction the documents provided during such process, which documents are listed in Schedule C. Buyer and its advisors were further given access to the key managers of the Companies, have participated in various site visits, and have more generally asked questions and carried out those investigations deemed necessary in relation to the business, the accounts, the financial, environmental, labor, tax and legal affairs of the Companies (together the "Due Diligence"). On the basis of its Due Diligence findings and of its own assumptions, projections and estimates, Buyer confirmed its interest in acquiring the Shares;

        WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the Shares, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Company has consented to Buyer as a new shareholder of the Company at a board of directors' meeting held on March 11, 2004 and at a shareholders' meeting held on March 11, 2004. The minutes of such meetings are attached as Schedule D;

        WHEREAS, Glasspack Participations has approved the Transaction at a board of directors' meeting held on March 10, 2004. The minutes of such meeting are attached as Schedule E.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

Article I    Definitions

        All capitalized terms or expressions used and not otherwise defined herein shall have the meanings set forth below. Except for the terms "Company" and "Companies", definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

        "2003 Financial Statements" means, collectively, the audited consolidated balance sheet and related audited consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2003 and the notes thereto, prepared in accordance with IFRS applied on a consistent basis throughout the periods referenced and prepared from, and in accordance with, the books and records of the Company and the Subsidiaries. A reconciliation of the IFRS net income and net equity amounts to US GAAP amounts is attached to the 2003 Financial Statements. These reconciliations contain significant adjustments necessary to conform the above-mentioned amounts to US GAAP prepared on a consistent basis for the periods indicated, save for the respective evolution of IFRS and US GAAP.

        "Affiliate" when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. Control is defined as provided in Article L 233-3 of the French Commercial Code.

        "Budget" means the BSN Glasspack 2004 Capex Budget dated February 12, 2004, a copy of which has been provided to the Buyer.

        "Credit Agreement" means that certain Credit Agreement dated as of July 27, 1999, as amended and restated on August 5, 2003, among BSN Glasspack Treasury, S.A., Citibank International Plc, as facility agent, Citibank International, as security agent, Citibank N.A., as issuing agent, and Citigroup Global Markets Limited, as lead manager.

        "IFRS" means the accounting standards adopted by the International Accounting Standards Board and its predecessors.

        "Indebtedness" means (i) all indebtedness for borrowed money (including principal, interest and other amounts due to the lender in connection with the payment thereof, if any), including all outstanding amounts owed under the Credit Agreement, and (ii) all indebtedness associated with capital leases and similar arrangements required to be capitalized in accordance with IFRS, if any.

        "Material Adverse Effect" means any material adverse change in the business, assets, condition (financial or otherwise), results of operations or properties of the Company and the Subsidiaries, taken as a whole (which, for the avoidance of doubt, shall exclude material adverse changes in the financial markets).

        "Permitted Lien" means (a) liens securing the liens of materialmen, carriers, landlords and like persons, all of which are not yet due and payable, (b) liens for Taxes not yet due and payable and for which appropriate reserves have been established in accordance with FRS, (c) liens that do not materially adversely affect the use or value of the asset(s) to which they attach, (d) the encumbrances reflected in the 2003 Financial Statements and (e) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the 2003 Financial Statements.

        "Person" means any individual, firm, corporation, partnership, group, trust, joint venture, or governmental authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

        "Taxes" means any federal, national, state, local, foreign, and other taxes, contributions, duties, fees and governmental charges of any kind, including estimated taxes, whether payable directly or by withholding, levied with regard to, among others, income, profits, net wealth, asset values, property, sales, customs, added value, employment, gains, payroll as well as custom duties, import and export taxes, and social security taxes and charges, together with any interest, penalties or additions to tax with respect thereto.

        "Tax Return" means any federal, national, state, local or foreign return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

        "US GAAP" means United States generally accepted accounting principles, consistently applied.

Article 2    Principles of Construction

        In this Agreement:

  a)
  Whenever used: (i) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; and (ii) the words "hereof', "herein" and similar words shall be construed as references to this Agreement as a whole and not limited to the particular Section or subsection in which the reference appears.

  b)
  All references to "Sections", "Articles" and "Schedules" shall be deemed references to sections and articles of, and schedules to this Agreement unless the context shall otherwise require. The descriptive headings to Sections, Articles and Schedules are inserted for convenience only, and shall have no legal effect,

  c)
  The Schedules shall be deemed to be a part of this Agreement, and references to this Agreement shall be deemed to include such items.

  d)
  Any item provided in a Schedule specifically indicating that such item is provided with respect to another Schedule shall be deemed to be provided for such Schedule.

  e)
  Unless otherwise specifically indicated, all sums of money are expressed in Euros.

Article 3    Purchase and Sale of Shares

        3.1    Sale of Shares

        Pursuant to the terms and subject to the conditions set forth herein, Sellers, acting severally but not jointly (conjointement mais non solidairement), except for the Schapiro Sellers acting jointly and severally among themselves, agree to sell, transfer and deliver and Sellers who are not individuals agree to cause to be sold, transferred and delivered to Buyer and Buyer agrees to purchase from Sellers, on the Closing Date (as defined in Article 7 hereof), the full ownership (pleine propriété) of the Shares.

        The purchase and sale of the Shares is referred to in this Agreement as the "Transaction". The number of Shares sold by each of the Sellers to the Purchaser shall be communicated to the Purchaser upon completion of the Preliminary Seller Transfers at least five business days prior to the Closing Date, failing which such number shall be the number indicated in Schedule A hereto.

        3.2    Purchase Price

        The purchase price for all of the Shares mutually agreed by Sellers and Buyer shall be equal to 495,000,000 Euros (approximately 104.68 Euros per Share) (the "Purchase Price"). For the avoidance of doubt, the Shares are transferred with the right of Buyer to receive all dividends and distributions of any kind with respect to the financial year ended December 31, 2003 and any period thereafter.

        The allocation of the Purchase Price between the Sellers shall be communicated to the Purchaser upon completion of the Preliminary Seller Transfers at least five business days prior to the Closing Date, failing which such allocation shall be as shown in Schedule 3.2. The allocation of the Purchase Price between the Schapiro Sellers has been determined at the sole discretion of the Schapiro Sellers.

        3.3    Payment of the Purchase Price

        The Purchase Price shall be paid by Buyer to Sellers on the Closing Date. The various payments that must be made in connection with the Purchase Price on the Closing Date shall be made by wire transfer of immediately available funds to the different bank accounts as shall have been notified to Buyer not less than three business days prior to the Closing Date.

Article 4    Representations and Warranties

        4.1    Representations and Warranties of Sellers

        Sellers, acting severally but not jointly (conjointement mais non solidairement), except for the Schapiro Sellers acting jointly and severally among themselves, represent and warrant to Buyer and Guarantor that as of the date hereof and as of the Closing Date (except where specifically indicated otherwise):

        4.1.1    Corporate Status

          (a)    Sellers.    Sellers who are not individuals are companies duly organized and validly existing under their respective laws of incorporation or organization.

          (b)    The Company and the Subsidiaries.    Each of the Company and the Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization. Sellers have previously provided to Buyer true and complete copies of the by-laws and any other governing instruments of Sellers, the Company and its Subsidiaries as presently in effect. The stock certificates, if any, register and transfer books and the minute books of the Company and its Subsidiaries previously provided to Buyer are true and complete.

          (c)    Corporate Existence.    Other than with respect to GFG Gesellschaft für Glasbeschichtung GmbH ("GFG"), there has been no request for the annulment or the dissolution of the Company or the Subsidiaries or the appointment of an administrateur judiciaire, mandataire ad hoc or mandataire amiable (or the respective equivalents under the laws of any country other than France) to manage the Company's or any Subsidiary's affairs, nor has any petition been filed with any competent authority requesting the initiation of any liquidation procedures (redressement judiciaire or liquidation judiciaire or the respective equivalents under the laws of any country other than France) with respect to any of the Companies, and the Companies are not insolvent (en cessation des paiements). To Sellers' best knowledge there is no valid basis currently existing which could reasonably be expected to result in the dissolution or winding up of any of the Companies other than GFG (except for non-compliance by the Subsidiaries with requirements under law or their respective constitutional documents relating to minimum number of shareholders or the holding of certain qualifying shares where such non-compliance results from a specific request made by Buyer in relation to this Agreement).

        4.1.2    Share Capital of the Company and the Subsidiaries

        The share capital of the Company is seventy-five million six hundred and sixty thousand Euros (€75,660,000) divided into 4,728,750 Shares of €16 par value each, constituting 100% of the issued and outstanding share capital and voting rights of the Company on a fully diluted basis. No other class of interests in or equity interests of the Company is authorized or outstanding. The Shares are duly authorized and validly issued and outstanding, fully paid and free of any further capital contribution obligations. The Shares are owned as set forth on Schedule A on the date hereof and on the Closing Date will be owned as set forth on a revised Schedule A to be provided by Sellers to Buyer at least five (5) business days prior to the Closing Date. The Company holds direct and indirect interests in the Subsidiaries listed in Schedule B which sets forth (i) the name of each Subsidiary, (ii) the amount of each Subsidiary's outstanding capital stock on a fully diluted basis and the allocation of the share capital of the Subsidiaries, (iii) the exact number of shares in each Subsidiary held directly or indirectly by the Company or any other Subsidiaries on the date hereof and on the Closing Date and (iv) the jurisdiction of incorporation or organization of each Subsidiary. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and free of any further capital contribution obligations. Except for the Subsidiaries, neither the Company nor any Subsidiary owns, directly or indirectly, an equity participation or similar interest in any Person, and neither the Company nor any Subsidiary is a party to a partnership, limited liability company, joint venture or similar agreement. There are no commitments providing for (i) the issuance of any additional shares of capital stock of the Companies (with or without voting rights), (ii) the issuance of securities convertible into shares of the Companies, (iii) the issuance of other securities by the Companies, or (iv) other commitments of any kind (contingent or otherwise) pursuant to which the Company or any Subsidiary is or may become obligated to issue, sell, transfer, register, purchase, return or redeem any shares of capital stock of the Company or any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase stock, or other securities of the Company or any Subsidiary, and no securities of the Company or any Subsidiary are reserved for issuance for any purpose. The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, which may prevent the Sellers from entering into, executing, delivering or performing this Agreement and the transactions contemplated hereby. Other than this Agreement, upon consummation of the Transaction on the Closing Date the Shares will not be subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting rights, dividend rights or disposition of the Shares.

        4.1.3    Title to Shares

        Other than the liens which will be released in connection with the refinancing at Closing by Buyer and as set forth in Section 5.8(b) hereof, Sellers have good and valid title to the Shares and to all of the rights afforded thereby, free of all options, liens, guarantees, claims and any other encumbrances ("Encumbrances").

        4.1.4    Authorization

        No approval or authorization of any governmental, administrative or regulatory entity or of any third party is required on the part of Sellers in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        4.1.5    Authority

        Sellers have the full corporate power or power and authority and full legal capacity to, and are competent to, enter into, execute and deliver this Agreement, to perform fully their obligations hereunder and the other documents contemplated hereby and to respectively sell, transfer, assign and deliver the Shares as provided in this Agreement. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by Sellers and the consummation of the Transaction have been duly and validly authorized by the necessary corporate actions or actions and proceedings required to be taken by Sellers, if any, and no other action (corporate or otherwise) on the part of Sellers or the Company is necessary to consummate, execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. The execution, delivery and performance of this Agreement by Sellers does not, and the consummation of the transactions contemplated by this Agreement will not (i) conflict with, violate or result in the breach of any provision of the by-laws or other organizational documents of Glasspack Participations, the Company and the Subsidiaries, or (ii) conflict with or result in a violation or breach of any applicable law or regulation or any enforceable judgment applicable to Sellers, the Company or the Subsidiaries. There is no lawsuit, arbitration or proceeding pending or, to the knowledge of Sellers, threatened in writing against Sellers which might prevent the consummation of any of the transactions contemplated by this Agreement.

        4.1.6    No Broker

        Sellers have not used the services of any broker, finder or other person who would be entitled to receive any brokerage or finder's fee from Buyer, Guarantor, the Company or its Subsidiaries in connection with the Transaction.

        4.1.7    No Material Changes

        Since December 31, 2003 there has not been, with respect to the Company or any of the Subsidiaries, any change, event,. occurrence or circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        4.1.8    No Other Representation or Warranty

        Except for the representations and warranties contained in Section 4.1, neither the Sellers nor any of their respective directors, officers, employees, agents or representatives, nor any other Person, makes any other express or implied representation or warranty with respect to Sellers, the Shares, the Company or its Subsidiaries, their respective businesses (including the accuracy or completeness of any projections, business plans, budgets, or other forward looking information) and the Transaction, and, accordingly, Sellers disclaim any other representations or warranties, whether made by Sellers, the Company or its Subsidiaries, any other Person or any of their respective directors, officers, employees, agents or representatives. No director, officer, employee, agent or representative of Sellers, the Company or any of its Subsidiaries or of any other Person shall have any liability or responsibility for the representations and warranties contained in Section 4.1 (for the avoidance of doubt, the foregoing sentence shall not apply to any of the Sellers). No representation or warranty contained in Section 4.1 shall be deemed untrue or incorrect, and Sellers shall not be deemed to have breached such representation or warranty if Buyer has actual and specific knowledge that as a consequence of a fact disclosed in the documents listed on Schedule C a misrepresentation or breach of warranty would occur on the date hereof or the Closing Date.

        4.2    Representations and Warranties of Buyer and Guarantor

        Buyer and Guarantor represent and warrant to Sellers that as of the date hereof and as of the Closing Date:

        4.2.1    Corporate Status

        Buyer is a corporation duly organized and validly existing under the laws of France. Guarantor is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has previously provided to Sellers true and complete copies of its by-laws as presently in effect.

        4.2.2    Corporate Existence

        There has been no request for the annulment or the dissolution of Buyer or Guarantor or the appointment of an administrateur judiciaire, mandataire ad hoc or mandataire amiable to manage Buyer's or Guarantor's affaires, nor has any petition been filed with any competent authority requesting the initiation of any liquidation procedures (redressement judiciaire or liquidation judiciaire) with respect to Buyer or Guarantor, and Buyer and Guarantor are not insolvent (en cessation des paiements). To Buyer's and Guarantor's best knowledge there is no valid basis currently existing upon which it could be reasonably expected that a third party could require the dissolution or winding up of Buyer or Guarantor.

        4.2.3    No Broker

        Buyer and Guarantor have not used the services of any broker, finder or other person who would be entitled to receive any brokerage or finder's fee from Sellers, the Company or its Subsidiaries in connection with the Transaction.

        4.2.4    Authorizations

        Except for the Antitrust Clearances, no approval or authorization of any governmental, administrative or regulatory entity or of any third party is required on the part of Buyer or Guarantor in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        4.2.5    Authority

        Buyer and Guarantor have the full corporate power and authority and full legal capacity to, and are competent to, enter into, execute and deliver this Agreement, and to perform fully their obligations hereunder (including the purchase of the Shares and the payment of the Purchase Price) and the other documents contemplated hereby. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by Buyer and Guarantor and the consummation of the Transaction have been duly and validly authorized by the necessary corporate action required to be taken by Buyer and Guarantor, if any, and no other action (corporate or otherwise) on the part of Buyer or Guarantor is necessary to consummate, execute, deliver or perform this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and Guarantor and constitutes a legal, valid and binding obligation of Buyer and Guarantor, enforceable against Buyer and Guarantor in accordance with its terms. There is no lawsuit, arbitration or proceeding pending or, to the knowledge of Buyer or Guarantor, threatened in writing against Buyer or Guarantor which might prevent the consummation of any of the transactions contemplated by this Agreement.

        4.2.6    Financial Capacity

        Buyer and Guarantor represent and warrant that, on or prior to the date hereof, Buyer or any of its Affiliates has entered into definitive agreements (the "Financing Agreements") with a bank group led by Citicorp North America Inc., Deutsche Bank Trust Company Americas and Bank of America, N.A. (collectively, the "Lenders"). The Financing Agreements have been executed and delivered by all parties thereto and, on the date hereof (a) are in full force and effect and binding upon Buyer or any of its Affiliates and (b) to the knowledge' of Buyer and Guarantor, are in full force and effect and binding upon the Lenders. The Financing Agreements will provide sufficient financial capability for Buyer to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement. For the avoidance of doubt, the foregoing shall not limit the ability of the Buyer or any of its Affiliates to amend or modify the Financing Agreements so long as the foregoing representation continues to be true.

Article 5    Covenants

        5.1    Ordinary Course of Business

        5.1.1    Affirmative Covenants

        After the date hereof and until the Closing Date, Sellers will cause the Company and the Subsidiaries to operate and carry on their businesses in the ordinary course of business in a manner consistent with past management practices and, in particular, the Sellers shall, within such course of business and consistent with such, practices, cause the Company and the Subsidiaries to:

  (a)
  maintain the existence of the Company and the Subsidiaries, preserve intact their business organizations, keep available the services of present employees and maintain the rights,

    privileges and franchises desirable in the normal conduct of the Business, consistent with past practice;

  (b)
  use all reasonable best efforts to keep in full force and effect all material insurance policies and binders, including the maintenance of coverage amounts not less than those in effect at the date of this Agreement;

  (c)
  preserve the Company's and the Subsidiaries' Business, advertise, promote and market their services and preserve the goodwill and relationships with all key customers, suppliers, licensors, licensees, distributors, creditors and any other Person having material business dealings with the Company and the Subsidiaries;

  (d)
  maintain all physical properties, equipment and similar assets in the same state of repair, order and condition as they were on the date of this Agreement, reasonable wear and tear excepted;

  (e)
  use all reasonable best efforts to preserve and protect the intellectual property of the Company and the Subsidiaries (including patents, inventions, discoveries, processes, designs, technology, know-how, copyrights, trademarks, service marks, trade and corporate names, domain names, trade dress and other source indicators, trade secrets and proprietary or confidential data or materials);

  (f)
  maintain the existing assets of the Business in the ordinary course consistent with past practice;

  (g)
  pay and discharge the debts of the Company and the Subsidiaries as they become due;

  (h)
  pay the payables of the Company and the Subsidiaries only in the ordinary course of business and in the same manner as previously paid, and collect the receivables of the Company and the Subsidiaries in the ordinary course and in the same manner as previously collected;

  (i)
  maintain sufficient cash on hand to operate the Business in the ordinary course consistent with past practice; and

  (j)
  continue to make capital expenditures consistent with past practice in accordance with the Budget.

        5.1.2    Negative Covenants

        Sellers will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), cause or permit the Company or any of its Subsidiaries to take any of the following actions (except to the extent it is required to do so by law or regulation or as contemplated by this Agreement):

  (a)
  amend its by-laws or similar constitutive document;

  (b)
  acquire, or agree to acquire, by merger, consolidation, purchase of stock or assets or otherwise any business or company (be it a corporation, partnership, association or other business organization);

  (c)
  alter its outstanding capital stock or equity securities or declare, set aside, make or pay any dividend or distribution of any kind in respect of its capital stock or equity securities (in cash or otherwise), other than the payment of dividends by Subsidiaries to their security holders other than the Sellers in a manner consistent with past practice, or purchase or redeem, or agree to purchase or redeem, any outstanding shares of its capital stock or other equity securities or any options, warrants or other rights to purchase any such shares or other equity interest or any securities convertible into or exchangeable for such shares or equity interests;

  (d)
  authorize, issue, transfer or sell (other than pursuant to the terms of this Agreement), or agree to authorize, issue, transfer or sell, any of its capital stock or other equity interest or any options, warrants or other rights to purchase any such shares or other equity interest or any securities convertible into or exchangeable for such shares or equity interests or purchase, or agree to purchase, any such securities of a third party;

  (e)
  sell, transfer or lease, or agree to sell, transfer or lease, any shares of its Subsidiaries;

  (f)
  reorganize, dissolve or enter into any plan of liquidation or dissolution or similar proceeding;

  (g)
  (i) materially increase the annual level of remuneration of the directors, officers or employees of the Company and the Subsidiaries as of the date hereof, except in the ordinary course of business consistent with past practice; (ii) grant any severance or termination pay to any director, officer or employee of the Company and the Subsidiaries, (iii) establish, adopt, enter into, amend or terminate any employee benefit plan, (iv) enter into or amend any collective bargaining agreement or (v) hire any employee except for non-management employees hired "at will" in the ordinary course of business consistent with past practice who would not be entitled to an annual compensation of 50,000 Euros or more;

  (h)
  incur any Indebtedness for borrowed money or assume, guarantee, or otherwise become responsible for the obligations of, or make any loans or advances of any money or other property to, any other Person including to any director, officer or employee of the Company and the Subsidiaries, except in the ordinary course of business consistent with past practice, in particular, by draw-down under the revolving credit facility available to the Companies pursuant to the Credit Agreement or borrowing under the existing securitization program;

  (i)
  waive or release any rights of material value, or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it, except in the ordinary course of business consistent with past practice, in particular under the existing securitization program;

  (j)
  settle or compromise any material lawsuit, proceeding or action;

  (k)
  make any capital expenditures for an amount materially exceeding the amounts specified in the Budget;

  (1)
  (i) enter into, make material amendment to, terminate or assign any material contract or lease or (ii) waive, release, relinquish or assign any of the material rights of the Company or any of the Subsidiaries under such contract or lease;

  (m)
  sell, assign, license, lease, or otherwise dispose of any assets, rights or properties which are material, individually or in the aggregate, to the Company or any of the Subsidiaries, except for sales of inventory in the ordinary course of business consistent with past practice;

  (n)
  mortgage, pledge or otherwise encumber or subject to a lien any of the Company's or the Subsidiaries' properties or assets other than in the ordinary course of business consistent with past practice;

  (o)
  enter into any agreement or arrangement with Sellers or any of Sellers' Affiliates (excluding the Companies);

  (p)
  make any changes in any accounting method, principle or practice other than those required by IFRS;

  (q)
  make, change, or revoke any Tax elections, change any annual accounting period or adopt or change any accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle or consent to any Tax claim or assessment, incur any obligation to make any payment of, or in respect of, any Taxes, except in the ordinary course of business or agree to extend or waive the statutory period of limitations for the assessment or collection of Taxes;

  (r)
  accelerate the delivery or sale of products, or offer discounts or price protection on the sale of products or premiums on the purchase of raw materials, except in the ordinary course of business consistent with past practice;

  (s)
  make any material changes in the selling, distribution, advertising, promotion, terms of sale or collection, purchase or payment practices of the Company and the Subsidiaries;

  (t)
  purchase, order or otherwise acquire inventory in excess of reasonably forecasted requirements in the ordinary course of business consistent with past practice; or

  (u)
  agree or make a commitment, whether in writing or otherwise, to do any of the foregoing.

        5.2    Publicity

        Each Party agrees that, from the date of this Agreement until the second anniversary thereof any public release or announcement concerning the Transaction shall be issued or made by each Party after consultation with the other Parties (so far as it is lawful to do so), in which case the Party required or willing to make the release or announcement shall give the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

        5.3    Antitrust Filings

        Buyer agrees to make full and accurate filing with all competent antitrust authorities as soon as practicable after the date of this Agreement and in any event, in the case of (i) antitrust authorities in the Slovak Republic no later than ten (10) calendar days, and (ii) all other competent antitrust authorities no later than fourteen (14) days, in each case from the date of this Agreement, and to supply promptly any additional information and documentary material that may be reasonably requested by the relevant antitrust authority, with a view to the allowance of the Antitrust Clearances. To the extent that subsequent to the date hereof the Parties agree that it is reasonably necessary and in the best interest of the Buyer and the Sellers to make a filing referred to in the previous sentence on a date subsequent to the latest applicable date there provided, the Buyer and the Sellers may mutually agree that such filing may be made at a later date agreed between them.

        For the purpose of this Agreement, an "Antitrust Clearance" shall mean a decision (including a declaration of lack of jurisdiction) by any Relevant Antitrust Authority (as defined below) or the expiry of the applicable waiting period, authorizing or not objecting (where under applicable law such non-objection is construed as an authorization to complete the envisaged Transaction) to the Transaction contemplated herein.

        Buyer acknowledges the importance for Sellers that the Antitrust Clearances be secured as soon as possible and, therefore, undertakes and represents and warrants as follows:

        (a)   Based upon the information supplied by Sellers, the antitrust authorities of the European Union, the Czech Republic and the Slovak Republic (the "Relevant Antitrust Authorities") are the only competent antitrust authorities to scrutinize or approve the Transaction contemplated by this Agreement or with which a filing is to be made prior to the Closing;

        (b)   Buyer agrees to use its reasonable best efforts to do the things necessary or appropriate under applicable laws, to the extent reasonably practicable or appropriate in connection with the purpose of this Agreement, to obtain the relevant Antitrust Clearances as promptly as practicable. Notwithstanding the foregoing or any other covenant contained herein, Buyer shall not be required to (nor, without Buyer's prior written consent, shall Sellers) (i) take or commit to take any action if the taking of such action would reasonably be expected to deprive Buyer of any material benefit of the Transaction, (ii) divest, dispose of or hold separate, or otherwise take or commit to take any action that limits

Buyer's freedom of action with respect to, or its ability to retain, operate or control, the Companies taken as a whole, or (iii) divest, dispose of or hold separate, or otherwise take or commit to take any action that limits Buyer's freedom of action with respect to, or its ability to retain, operate or control, any of the businesses or assets of Buyer; and

        (c)   Buyer shall keep Sellers regularly informed of the processing of the antitrust filing with the Relevant Antitrust Authorities and provide promptly Sellers or Sellers' counsel with all non-privileged or non-commercially sensitive documents and information concerning the antitrust filing and any communication exchanged with the antitrust authority.

        Sellers shall use their best efforts to provide Buyer with any assistance necessary for the preparation of the antitrust filing and to obtain Antitrust Clearance. In this respect, Sellers shall promptly extend, and shall cause the Companies to promptly extend, to Buyer all the necessary support including the delivery of additional documents and data relating to Sellers and the Companies, but in no event shall make any agreement to divest, sell or otherwise limit any of its assets or businesses without the express written consent of Buyer.

        5.4    Best Efforts; Further Assurances

        Each Party shall use its best efforts to cause the conditions to Closing set forth in Article 6 and the Parties' covenants to be fulfilled and the Closing to occur and agrees to cooperate with the others and execute and deliver such additional documents and instruments and to perform such additional acts, including make any additional filings, as may be deemed reasonably necessary or appropriate by any Party, before or after the Closing Date, to effectuate, carry out and perform all of the terms and provisions of this Agreement.

        5.5    Corporate Examinations and Investigations

        From the date hereof through the Closing Date, Buyer shall be entitled, at its own expense, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of the Companies as Buyer shall reasonably request in order to consummate the Transaction. Any such investigation and examination shall be conducted at reasonable times and the Companies shall cooperate fully therein. In order that Buyer may have full opportunity to make such investigation, the Companies shall furnish to the representatives of Buyer during such period all such information and copies of such documents concerning the affairs of the Companies as such representatives may reasonably request and cause the Companies' officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation in order to consummate the Transaction. In addition, with respect to the intuitu personae agreements listed on Schedule 5.5 executed between certain Companies on the one hand, and third parties on the other hand, the Sellers and the Buyer agree to discuss with the Companies the necessity or possibility of requesting from each such third party a consent to continue the performance of its respective agreement after the completion of the Transaction in light of the interest of the Companies in making any such request. If, following such discussion, the Buyer determines that requesting such consent(s) is appropriate for any such agreement(s), the Sellers and the Buyer will cooperate and use their best efforts to assist the Companies in obtaining such consent(s), including from the date hereof and for a reasonable period subsequent to the Closing Date, as may be necessary.

        5.6    Cooperation

        After the Closing Date, each of Buyer and the Sellers shall furnish or cause to be furnished, upon reasonable written notice, to the other Party and its employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment, the preparation and filing of any insurance reports, forms or claims as well as the preparation of any filing or submission which is necessary under any applicable legislation, rules or regulations. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Sellers agree to retain (and, in the case of Buyer, to cause the Companies to retain) all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods. Each Party shall reimburse the other for reasonable costs and expenses incurred in assisting the other pursuant to this Section 5.6. Neither Party shall be required by this Section 5.6 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (and, in the case of Buyer, the business or operations of the Companies).

        5.7    Confidentiality

          (a)   Each of the Parties hereto shall treat the content of this Agreement as well as all information obtained from the other Parties as confidential. Sellers shall, and shall cause their relatives and Affiliates, for a period of three (3) years from the Closing Date to keep confidential all information relating to the Company, the Subsidiaries and the Business. The Parties shall refrain from disclosing such information and this Agreement, in whole or in part, to any third party, except as required by any applicable laws or regulations, in which case the disclosing Party shall give prior notice to the other Parties (so far as it is lawful to do so).

          (b)   Sellers agree to use their best efforts to enforce, for the benefit of Buyer, all confidentiality or similar agreements entered into by Sellers with any Person in connection with the Transaction or which pertain to the business or assets of the Companies, including by requiring any such Person to promptly return or destroy any confidential information previously furnished to such parties.

        5.8    Discharge under the Credit Agreement

          (a)   Prior to the date hereof, Buyer has arranged sufficient funds for the Companies to discharge in full the Credit Agreement at the Closing. Sellers shall cooperate with Buyer to provide that the Company and its Subsidiaries shall have delivered applicable notices under the Credit Agreement to allow the Buyer to discharge in full the Credit Agreement on the Closing Date. Assuming that Buyer shall have completed the discharge in full of the Credit Agreement on the Closing Date, Sellers shall procure that the Company obtains for the Closing, in form and substance reasonably satisfactory to Buyer, (i) payoff letters and documents evidencing that, upon receipt of a specified amount, all outstanding amounts owed under the Credit Agreement will be paid in full and that the Companies will not have the ability to borrow thereunder in the future, (ii) all documents evidencing the effective contractual termination of (x) Encumbrances on the Shares or any of the Subsidiaries' shares and (y) any other Encumbrances granted by the Company or any Subsidiary in relation to its assets or otherwise (or, as practicable and as may be agreed by the Parties, an assignment of such Encumbrances to a new lender to the Companies), in the case of each of clauses (x) and (y) which arise pursuant to the Credit Agreement, along with documents necessary for the Company to cause the de-registration or release of such Encumbrances in the applicable jurisdictions thereafter; and (iii) any amendments to the Intercreditor Agreements that were entered into upon the issuances of the 10 1/4% Senior Subordinated Notes due 2009 and 9 1/4% Senior Subordinated Notes due 2009 (such 9 1/4% Senior Subordinated Notes due 2009, the "New Notes" and, collectively, the "Notes") issued by Affiliates of the Company, respectively, or other documentation that is necessary to ensure that the liabilities incurred by the Companies in respect of the refinancing of the Credit Agreement will rank senior to the Notes, the guarantees thereof or Encumbrances securing them (as applicable) on the terms provided for in such

  Intercreditor Agreements, respectively. All costs and expenses relating to the refinancing of the Credit Agreement shall be borne by the Company. For the avoidance of doubt, except for the first sentence of this Section 5.8, all actions to be taken by Sellers and Buyer under this Section 5.8 will be considered to take place simultaneously or in such order as agreed by the Parties as reasonably necessary to effect the foregoing arrangements.

          (b)   Notwithstanding any other provision in this Agreement, the Parties acknowledge that Section 3.1.03 of the Indenture governing the New Notes requires that to the extent the collateral securing the guarantee of the New Notes is released, as contemplated by this Section 5.8, and other liabilities are then secured by property including the Shares or assets of the Companies of the type constituting the collateral for the New Notes, as may be contemplated by the refinancing of the Credit Agreement by the Buyer, the Company will be required to ensure that holders of the New Notes benefit from new security in such Shares or assets on terms on which they previously benefited prior to release. The Parties agree to take such action as necessary to comply with such provisions at Closing.

        5.9    Purchase of loan note

        Buyer shall purchase or shall procure the purchase, on the Closing Date, of the loan note held by Glasspack Participations representing all outstanding amounts under the loan agreement dated August 5, 1999 between the Company and Glasspack Participations for a price equal to the sum of the aggregate principal amount of 15,240,000 Euros, and all accrued and unpaid interest in connection therewith.

        5.10    Termination of Agreements

        At or prior to the Closing, Sellers shall procure the termination or cancellation of any agreement or arrangement of any kind among the Companies, on the one hand, and Sellers, their Affiliates (which, for the avoidance of doubt, shall not include the Companies) or any of their respective directors and employees, on the other hand, including the payment of all outstanding amounts and all accrued and unpaid interest thereunder, other than agreements or arrangements relating to the loan granted by Glasspack Participations to the Company referred to in Section 5.9 above, employment and/or mandates or the payment of any amounts due upon termination of any such agreements or arrangement.

        5.11    Release from Third Party Guarantees

          (a)   At the Closing, Sellers shall release or procure the release of each of the Companies from any guarantee, indemnity bond, security or other obligations given or incurred by them to any third party which relates to debts or other liabilities, whether actual or contingent, of Sellers or Sellers' Affiliates (which, for the avoidance of doubt, shall not include the Companies) and Sellers shall indemnify and keep indemnified each of the Companies against any and all liabilities, claims, demands, proceedings, losses, damages, costs or expenses incurred in respect thereof.

          (b)   At the Closing, Buyer shall release or procure the release of each of the Sellers from any guarantee, indemnity bond, security or other obligations given or incurred by them to any third party which relates to debts or other liabilities, whether actual or contingent, of the Companies and Buyer shall indemnify and keep indemnified each of the Sellers against any and all liabilities, claims, demands, proceedings, losses, damages, costs or expenses incurred in respect thereof.

          (c)   The Parties covenant that they shall co-operate in addressing any third party which is a beneficiary to any guarantee or other obligation under sub-sections 5.11(a) and 5.11(b) above. The mutual purpose shall be that such third party shall accept such substitute guarantee or obligation that any of the Parties offers. Each of the Parties shall keep the other Party indemnified and hold the other Party harmless from and against any costs, claims or losses arising as a result of any non-acceptance by such third parties of substitute guarantees.

        5.12    No Third Party Discussions

        From and after the date of this Agreement until the first to occur of the Closing or the termination of this Agreement, Sellers, the Companies and any of their respective representatives will not solicit, initiate, encourage or engage in discussions or negotiations with, or provide information to, any Person, other than Buyer and its representatives, concerning any purchase, transfer or other disposition of the Shares, any merger or other business combination involving any of the Companies, any sale of all or any part of the assets of any of the Companies or any similar transaction involving any of the Companies. For the avoidance of doubt, this Section 5.12 shall not apply to asset sales in the ordinary course of business which are permissible pursuant to Section 5.1.

        5.13    Non-Competition

        Each Seller covenants and agrees that in the event that any Seller acquires, in its individual capacity or through any entity in which it has an economic interest or through any relative or Affiliate, directly or indirectly, an interest in a Person engaged in the Business, Sellers shall not use any information (including patents, inventions, discoveries, processes, designs, technology, know-how, trade secrets or any other proprietary or confidential data, information or materials) relating to the Companies, Buyer or Guarantor to engage in the Business.

        5.14    Non-Solicitation of Employees

        During the period commencing on the Closing Date and ending on the third anniversary thereof, each Seller agrees that neither it in its individual capacity or through any entity in which it has an economic interest nor through any relative or Affiliate will, without the prior written consent of the Company, directly or indirectly, induce or attempt to influence any director, manager, officer or employee of the Company or any of the Subsidiaries to terminate his or her employment with the Company or the Subsidiaries; provided, that this Section 5.14 will not be deemed to apply to a general solicitation to the public.

        5.15    Financing

        Sellers agree that they shall and shall cause each of the Company and its Subsidiaries to provide, and will request their respective representatives to provide, reasonable cooperation in connection with the arrangement of financing by Buyer to be consummated prior to or at the Closing in respect of the transactions contemplated by this Agreement. Such cooperation shall include, to the extent reasonable and customary, arranging for senior officers of the Company and its Subsidiaries to meet with prospective lenders in presentations, meetings and due diligence sessions, and the provision of information to the extent reasonably requested by the Lenders. Buyer and Guarantor will provide Sellers copies of all Financing Agreements and related documentation upon request of Sellers.

        5.16    Board of Directors of the Company

        Sellers shall procure that each person requested in writing by Buyer no later than fifteen business days prior to Closing shall tender his resignation as a director, chairman or any similar position of any of the Companies effective on the Closing Date and shall provide waiver letters of such persons with respect to all claims in relation to the relevant Companies other than any amount due under agreements or arrangements relating to employment, any mandate, or under law, or any amounts due upon termination of any such agreement or arrangement.

        5.17    Convening of general shareholders' meetings of the Companies

        Sellers shall procure that a meeting of the board of directors of the Company and, as applicable, of the Subsidiaries, is validly held before the Closing Date to convene a general meeting of the shareholders of the Company and, as applicable, of the Subsidiaries to be held on the Closing Date, immediately after the Closing, to acknowledge the resignation of the directors of the Company and, as applicable, of the Subsidiaries, and to appoint new directors (or similar positions) of the Company and, as applicable, of the Subsidiaries. Sellers shall procure that such general shareholders' meetings of the Companies shall be convened in accordance with all applicable laws. Buyer shall provide Sellers with the names of the new directors (or similar positions) to be appointed at such shareholders' meetings no later than fifteen business days prior to the Closing Date.

        5.18    Use of Name

        Following the Closing Date, Sellers and any of their Affiliates shall not have any right, title or interest in the name "BSN Glasspack" (or any variation thereof) or any trademarks, trade names, logo or symbols related thereto (except that reference may be made to such name on deal lists of CVC funds or advisory entities).

        5.19    Intellectual Property

          (a)   The Sellers will use their best efforts to take all action necessary to provide that the Companies have the legal right to use the intellectual property rights which are material to the Companies and currently used in the conduct of their business.

          (b)   In this regard, prior to the Closing, (i) the Sellers and the Buyer will cooperate as reasonably necessary to determine those legal rights which are material to the business of the Companies and any action to be taken pursuant to paragraph (a) above, and (ii) the Sellers will keep the Buyer reasonably informed of the progress of matters relating thereto.

        5.20    Payment of Amounts Due To Owens-Illinois, Inc.

        Sellers shall cause the Company to pay all amounts due and payable to Owens-Illinois, Inc. or its subsidiaries, at or prior to the Closing Date, related to royalties and expenses under the Technical Assistance and Trade Secret Agreement between Owens-Brockway Glass Container, Inc. and BSN, S.A., dated August 2, 1999, as amended, and purchases of glass forming machines and replacement parts.

        5.21    Ownership of Glasspack Participations

        Sellers shall procure that, on the Closing Date, Glasspack Participations will be directly or indirectly wholly owned by funds advised by CVC Capital Partners Europe, Santiago Ramirez and José Miranda, in order that no other person holding any direct or indirect interest in Glasspack Participations could oppose the contemplated Transaction on the Closing Date on the basis of any such interest.

Article 6    Conditions Precedent to Closing

        6.1    Conditions to the Parties' Obligations

        The obligations of the Parties shall be subject to satisfaction of each of the conditions set forth below on or before the Closing. The Parties may at their election waive any one or more of such conditions.

        6.1.1    Antitrust Clearance

        The Parties' obligation to consummate the Transaction is subject to the granting of the Antitrust Clearances by all Relevant Antitrust Authorities.

        6.1.2    Litigation

        There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality that could reasonably be expected to enjoin, prevent or impose material adverse conditions on the Transaction.

        6.2    Conditions to Sellers' Obligations

        The obligations of Sellers shall be subject to satisfaction of each of the conditions set forth below on or before the Closing. Sellers may at their election waive any one or more of such conditions.

        6.2.1    Representations and Warranties of Buyer and Guarantor

        Each of the representations and warranties made by Buyer or Guarantor, as applicable, set forth herein (other than those representations and warranties that address matters as of a particular date) and qualified by materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such representations and warranties (and those representations and warranties that address matters as of particular dates shall be true and correct in all respects as of such dates), and not qualified by materiality qualifiers shall be true and correct in all material respects as of date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such representations and warranties (and those representations and warranties that address matters as of particular dates shall be true and correct in all material respects as of such dates).

        6.2.2    Performance

        Buyer shall have duly performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing, except to the extent that the non-performance or non-compliance with such agreements, covenants or obligations would not result in a Material Adverse Effect.

        6.3    Conditions to Buyer's and Guarantor's Obligations

        The obligations of Buyer and Guarantor shall be subject to satisfaction of each of the conditions set forth below on or before the Closing. Buyer and Guarantor may at their election waive any one or more of such conditions.

        6.3.1    Material Adverse Effect

        Since the date of this Agreement, there will have occurred no event nor will there have arisen any circumstances resulting in a Material Adverse Effect.

        6.3.2    Representations and Warranties of Sellers

        Each of the representations and warranties made by such Seller set forth herein (other than those representations and warranties that address matters as of a particular date) and qualified by materiality qualifiers (including Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such representations and warranties (and those representations and warranties that address matters as of particular dates shall be true and correct in all respects as of such dates), and not qualified by materiality qualifiers (including Material Adverse Effect) shall be true and correct in all material respects as of date hereof and as of the Closing Date as though then made and as though the Closing Date was substituted for the date of this Agreement through such representations and warranties (and those representations and warranties that address matters as of particular dates shall be true and correct in all material respects as of such dates).

        6.3.3    Performance

        Sellers shall have duly performed and complied with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Sellers at or before the Closing, except to the extent that the non-performance or non-compliance with such agreements, covenants or obligations would not result in a Material Adverse Effect.

        6.3.4    Management Shares

        At the Closing, at the request of Buyer, the shares in the Subsidiaries held by any director or officer of the Company or any of its Subsidiaries specified in Schedule 6.3.4 shall have been transferred directly or indirectly either to the Company or any of the Subsidiaries.

Article 7    Closing

        The consummation of the Transaction (the "Closing") shall be held at the offices of Willkie Farr & Gallagher LLP, 21-23 rue de la Ville l'Evêque, 75008 Paris, France, or at such other location as shall be mutually agreed by the Parties, at 9 a.m. (Paris time) on the tenth day following the completion of the conditions precedent set forth in Article 6 above (the "Closing Date") or on such other date the Parties may mutually agree if the conditions precedent set forth in Article 6 of this Agreement shall not have been satisfied on the Closing Date or, if legally possible, waived by the Parties, by such time of day on such date. If the tenth day mentioned in the preceding sentence is not a business day, Closing shall occur on the next day that is a business day. Notwithstanding the foregoing, the Closing Date shall occur no earlier than June 5, 2004.

        At the Closing:

          (a)   each of the persons listed in Schedule 5.16 shall have tendered his resignation as a director, manager, president or any similar office of any of the Companies and shall have provided the waiver letters as provided in Section 5.16 hereof;

          (b)   Sellers shall deliver to Buyer share transfer orders duly executed by Sellers for the transfer of the Shares;

          (c)   Buyer shall have received duly executed share transfer forms in favor of Buyer by each director or officer of the Company or any of its Subsidiaries that holds one or more shares in the Company and the Company or, as applicable, any of the Subsidiaries, shall have received duly executed share transfer forms in favor of the Company or, as applicable, any of the Subsidiaries, by each director or officer of the Company or any of its Subsidiaries that holds one or more shares in the Subsidiaries as provided in Section 6.3.4 hereof;

          (d)   Buyer shall make available to Sellers the Antitrust Clearances obtained from all Relevant Antitrust Authorities;

          (e)   Buyer shall make the payments required under Section 3.2 above to each of the Sellers in immediately available funds;

          (f)    Assuming that Buyer shall have arranged and the Company shall have completed the discharge in full of the Credit Agreement on the Closing Date, Sellers shall deliver to Buyer, in form and substance reasonably satisfactory to Buyer, (i) payoff letters and documents evidencing that upon receipt of a specified amount, all outstanding amounts owed under the Credit Agreement will be paid in full and that the Companies will not have the ability to borrow thereunder in the future, (ii) all documents evidencing the effective contractual termination of (x) Encumbrances on the Shares or any of the Subsidiaries' shares and (y) any other Encumbrances granted by the Company or any Subsidiary in relation to its assets or otherwise (or, as practicable and as may be agreed by the Parties, an assignment of such Encumbrances to a new lender to the Companies), in the case of each of clauses (x) and (y) which arise pursuant to the

  Credit Agreement, along with documents necessary for the Company to cause the de-registration or release of such Encumbrances in the applicable jurisdictions thereafter, and (iii) any amendments to the Intercreditor Agreements that were entered into upon the issuances of the New Notes and the Notes issued by Affiliates of the Company, respectively, or other documentation that is necessary to ensure that the liabilities incurred by the Companies in respect of the refinancing of the Credit Agreement will rank senior to the Notes, the guarantees thereof and Encumbrances securing them (as applicable) on the terms provided for in such Intercreditor Agreements, respectively, subject to the conditions set forth in Section 5.8 above.

          (g)   Buyer shall comply with the covenant referred to in Sections 5.9 and 5.11(b) hereof;

          (h)   Sellers shall provide evidence of compliance with the covenants referred to in Sections 5.10, 5.11(a), 5.17 and 5.19 hereof;

          (i)    Glasspack Participations shall delivery to Buyer a certificate of Glasspack Participation's corporate secretary confirming the statements (solely with respect to itself) set forth in Section 6.3.2;

          (j)    Buyer and Guarantor shall deliver to Sellers a certificate of each of Buyer's and Guarantor's corporate secretary confirming the statements set forth in Section 6.2.1; and

          (k)   Sellers shall deliver to Buyer the documentation set forth on Schedule 7.

        All matters at the Closing will be considered to take place simultaneously or in such order as agreed by the Parties as reasonably necessary to effect the foregoing arrangements.

Article 8    Termination

        8.1    Termination

        This Agreement may be terminated at any time prior to the Closing:

          (a)   by the written agreement of the Parties;

          (b)   by either Buyer and Guarantor, on the one hand, or any of the Sellers, on the other hand, if a court of competent jurisdiction or any governmental authority shall have issued an order or other judgment or taken any other action, which permanently prohibits the Transaction;

          (c)   by either Buyer and Guarantor, on the one hand, or any of the Sellers, on the other hand, if the Closing shall not have occurred on or prior to September 15, 2004 unless such eventuality shall be due to the breach or the lack of action by the Party seeking to terminate this Agreement of any of the covenants, agreements or other undertakings herein to be performed or observed by such Party prior thereto;

          (d)   by Sellers, if there has been a material violation or breach by Buyer and/or Guarantor of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Sellers at the Closing and such violation or breach has not been waived by Sellers or, in the case of a covenant breach, cured by Buyer and/or Guarantor within thirty (30) days after written notice thereof by Sellers; or

          (e)   by Buyer and Guarantor, if there has been a material violation or breach by Sellers of any covenant, representation or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Buyer and/or Guarantor at the Closing and such violation or breach has not been waived by Buyer and/or Guarantor or, in the case of a covenant breach, cured by Sellers, as the case may be, within thirty (30) days after written notice thereof from Buyer.

        In addition, this Agreement may be terminated on June 30, 2004 by 5:00 p.m. (Paris time) by either Buyer and Guarantor, on the one hand, or Sellers acting jointly, on the other hand, if the Closing shall not have occurred due to the failure to satisfy the condition set forth in Section 6.1.1.

        This Agreement may not be terminated or rescinded (résolu) after the Closing.

        8.2    Consequences

        If this Agreement is terminated:

          (a)   this Agreement shall become void and of no further force or effect, except for the provisions of (i) Section 9.4 relating to certain expenses, (ii) Section 5.2 relating to publicity and (iii) Section 5.7 relating to confidentiality;

          (b)   all confidential information provided by one Party to any other Parties shall be returned to such first Party or, upon such first Party's instruction, destroyed, and shall otherwise be treated in accordance with Section 5.7; and

          (c)   notwithstanding the foregoing, and save as otherwise expressly provided, nothing in this Section 8.2 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement.

Article 9    Miscellaneous

        9.1    Notices

        Any notices or other communications required or permitted hereunder shall be given in writing (either in French or English) and hand delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by facsimile transmission with confirmation of receipt addressed as mentioned in Schedule 9.1 or to such other address as the Parties shall have given notice of pursuant hereto.

        9.2    Entire Agreement

        This Agreement represents the entire understanding and agreement of the Parties and supersedes all prior agreements, understandings or arrangements among Sellers, Buyer, Guarantor and their Affiliates with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of such amendment, supplement, modification or waiver is sought.

        9.3    Consents

          (a)   For the purposes of requesting Sellers' consent hereunder, Sellers designate Glasspack Participation with immediate effect who shall have full power and authority to give irrevocable consents on behalf of Sellers. All such requests for approval shall be deemed granted if Sellers have not given written notice of disapproval within five business days of receipt of the written request for approval.

          (b)   For the purposes of requesting Buyer's and Guarantor's consent hereunder, Buyer and Guarantor designate Guarantor with immediate effect who shall have full power and authority to give irrevocable consents on behalf of Buyer and Guarantor. All such requests for approval shall be deemed granted if Buyer or Guarantor has not given written notice of disapproval within five business days of receipt of the written request for approval.

        9.4    Expenses

          (a)   Each Party shall pay all of its own costs and expenses (including attorneys', accountants' and investment bankers' fees) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, other than as set forth in paragraphs (b) and (c) below no costs and expenses (including legal, accounting, due diligence, advisory and consulting costs and expenses) arising out of or incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company or any of its Subsidiaries.

          (b)   All costs and expenses relating to the refinancing of the Credit Agreement and actions taken by the Company pursuant to the last two sentences of Section 5.5 of this Agreement shall be borne by the Company.

          (c)   Buyer shall bear the transfer Taxes related to the purchase of the Shares provided by Article 726-I-1° of the Code Général des Impôts.

        9.5    Waiver

        Any Party may, by written notice to another Party: (a) extend the time for the performance of any of the obligations or other actions of such other Party; (b) waive any inaccuracies in the representations of such other Party contained in this Agreement; or (c) waive or consent to the modification of performance of any of the obligations of such other Party.

        No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, condition, or agreement contained herein, except if provided otherwise in writing by the Parties.

        9.6    Severability

        If at any time subsequent to the date hereof, any provisions of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall not be affected or impaired thereby and the Parties shall negotiate in good faith to replace the offending provision by another enforceable, valid and legal provision that has the same or has a similar effect on the Transaction as the original provision.

        9.7    Assignment

        The rights and obligations under this Agreement may not be assigned or delegated by any Party hereto, in whole or in part, by operation of law or otherwise, to any third party without the prior written consent of the other Parties hereto; provided that notwithstanding any provision to the contrary in this Agreement, Buyer may assign all or any of its rights and obligations hereunder to any Affiliate of Buyer without such consent as long as such assignment does not limit or affect Buyer's or Guarantor's obligations hereunder.

        9.8    Successors, Heirs and Assigns

        In the case of death of a Seller who is an individual, this Agreement shall be binding on his or her successors, heirs and assigns, regardless of whether they are minors or otherwise under a disability.

        9.9    Applicable Law/Disputes

          (a)   This Agreement shall be governed by and construed and enforced in accordance with the laws of France, without reference to its conflict of law rules.

          (b)   In the event of any dispute between the Parties arising out of or in connection with this Agreement (including the construction, validity, existence or enforceability of this Agreement), such dispute shall be submitted to settlement proceedings under the then current ICC Amicable Dispute Resolution ("ADR") Rules of the International Chamber of Commerce, Paris (the "ICC"). If the dispute cannot be settled pursuant to such ICC ADR Rules within 45 days following the filing of a Request for ADR or within such other period as the parties may agree in writing, the dispute shall be finally settled under the then current rules of arbitration of the ICC, by three arbitrators. The seat of the arbitration shall be Paris, France. The language of arbitration shall be English and all arbitrators shall be fluent in French. The Parties shall be allowed to file legal materials (such as statutes, case law or doctrine) in French without the need for translation. The Chairman of the arbitral tribunal shall have a good knowledge of French law as well as of commercial matters relating to mergers and acquisitions. Discovery shall be strictly limited to reasonable discovery relating to specific documents relevant to the dispute.

        9.10    Guarantee

          (a)   Guarantor hereby irrevocably and unconditionally guarantees to Sellers the full and prompt performance and payment of all of the obligations of Buyer arising out of or in connection with this Agreement. Guarantor shall indemnify and hold harmless Sellers from and against and in respect of any and all liabilities, obligations, losses, damages, costs, charges or other expenses, including reasonable attorneys' fees and disbursements, which Sellers may actually suffer, incur or be subject to arising out of or as a direct result of (x) any breach or nonperformance of any of the covenants or other agreements made by Buyer in this Agreement, and (y) any inaccuracy in or breach of the representations and warranties made by Buyer in this Agreement.

          (b)   Sellers shall indemnify and hold harmless Buyer and Guarantor from and against and in respect of any and all liabilities, obligations, losses, damages, costs, charges or other expenses, including reasonable attorneys' fees and disbursements, which Buyer or Guarantor may actually suffer, incur or be subject to arising out of or as a direct result of (x) any breach or nonperformance of any of the covenants or other agreements made by Sellers in this Agreement and (y) any inaccuracy in or breach of the representations and warranties made by Sellers in this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement, as of the day and year first above written, in twelve (12) original copies.

Glasspack Participations, S.A.	Glasspack Partenaires S.á.r.l.
/s/ Anne-Catherine Dresse By: Name: Title:	/s/ Anne-Catherine Dresse By: Name: Title:
Santiago RAMIREZ
/s/ Santiago Ramirez
José MIRANDA
/s/ José Miranda
Jean-Jacques LONJARET
/s/ Jean-Jacques Lonjaret
Jean-Marc ARRAMBOURG
/s/ Jean-Marc Arrambourg
Jean-Yves SCHAPIRO
/s/ Jean-Yves Schapiro
Bertrand SCHAPIRO
/s/ Bertrand Schapiro

Francois SCHAPIRO
/s/ Francois Schapiro
O-I Europe SAS
/s/ Franco Todisco By: Aziende Vetrarie Industriali Ricciardi . Avir S.P.A. Title: President Signatory: Franco Todisco, Chief Executive Officer
Owens-Illinois, Inc.
/s/ Franco Todisco Name: Franco Todisco Title: Senior Vice-President

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BY AND BETWEEN O-I EUROPE SAS OWENS-ILLINOIS, INC. AND GLASSPACK PARTICIPATIONS, S.A. MR. SANTIAGO RAMIREZ MR. JOSE MIRANDA MR. JEAN-JACQUES LONJARET MR. JEAN-MARC ARRAMBOURG MR. JEAN-YVES SCHAPIRO MR. BERTRAND SCHAPIRO MR. FRANCOIS SCHAPIRO GLASSPACK PARTENAIRES S.á.r.l March 16, 2004
Willkie Farr & Gallagher LLP 21-23, rue de la Ville l'Eveque 75008 Paris
SHARE PURCHASE AGREEMENT
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